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                                                                    EXHIBIT 21.1

                   LIST OF SUBSIDIARIES OF DONLAR CORPORATION

1.       Donlar Biosyntrex Corporation

2.       Optim Nutrition, Inc.

3.       Donlar Pharmaceutical Corporation